UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2009

Seattle Genetics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-32405	91-1874389
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

21823 30th Drive SE

Bothell, Washington 98021

(Address of principal executive offices, including zip code)

(425) 527-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On December 14, 2009, Seattle Genetics, Inc. (the “Company”) and Millennium Pharmaceuticals, Inc. (“Millennium”), a wholly owned subsidiary of Takeda Pharmaceutical Company Limited (“Takeda”), entered into an agreement to globally develop and commercialize brentuximab vedotin (SGN-35) (the “Millennium Agreement”). Brentuximab vedotin is an antibody-drug conjugate (ADC) targeting CD30 that is being evaluated by the Company in a pivotal clinical trial for the treatment of relapsed and refractory Hodgkin lymphoma (HL) and a phase II clinical trial for the treatment of systemic anaplastic large cell lymphoma (ALCL).

Under the terms of the Millennium Agreement, the Company will receive an upfront payment of $60 million and retains full commercialization rights for brentuximab vedotin in the United States and Canada, and Millennium and its Takeda affiliates have exclusive rights to commercialize brentuximab vedotin in all countries other than the United States and Canada. The Company is eligible to receive progress- and sales-dependent milestone payments in addition to tiered double-digit royalties based on net sales of brentuximab vedotin outside the United States and Canada. Milestone payments to the Company could potentially total more than $230 million. The parties will generally share all development costs on a 50:50 basis, excluding costs solely related to development in Japan, which will be borne solely by Millennium. Development funding by Millennium over the first three years of the collaboration is expected to be at least $75 million.

The Company and Millennium will collaborate on the worldwide development of brentuximab vedotin, in accordance with a mutually agreed global product development plan. The Company will be responsible for the manufacture of brentuximab vedotin for both clinical and commercial purposes for an initial time period, after which time Millennium will be responsible for the manufacture of brentuximab vedotin for its clinical and commercial needs. Millennium has a right of first negotiation should the Company decide to grant licenses to certain of its retained rights to brentuximab vedotin, and the Company has a right of first negotiation should Millennium decide to grant sublicenses to certain of its rights to brentuximab vedotin. The parties have also agreed to provide each other with preferential access to any antibody products that target CD30 that they develop or acquire in the future.

Millennium has the right to terminate the Millennium Agreement unilaterally with advance written notice to the Company. Each party may terminate the Millennium Agreement for an uncured material breach by the other party. Following any terminations of the Millennium Agreement, all rights to develop and commercialize brentuximab vedotin will revert to the Company, and following certain such terminations, Millennium will grant a license to the Company to enable the Company to continue such development and commercialization and will provide other transition assistance. In the event that the Company commits, and fails to cure, certain material breaches of the Millennium Agreement, Millennium may elect either to terminate the Millennium Agreement or to keep the Millennium Agreement in place with specified reductions in the compensation payable to the Company.

The Company does not have any material relationship with Millennium or its affiliates other than pursuant to a Collaboration Agreement, dated March 31, 2009, providing for the license of the Company’s antibody-drug conjugate technology to Millennium. This Collaboration Agreement is unrelated to the Millennium Agreement.

The foregoing is only a brief description of the material terms of the Millennium Agreement, does not purport to be complete and is qualified in its entirety by reference to the Millennium Agreement that will be filed as an exhibit to the Company’s annual report on Form 10-K for the year ending December 31, 2009, with portions omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

On December 14, 2009, the Company issued a press release with respect to the foregoing. A copy of the press release is filed as Exhibit 99.1 to this Current Report and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Seattle Genetics, Inc. dated December 14, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEATTLE GENETICS, INC.

Date: December 14, 2009	By:	/s/ CLAY B. SIEGALL
Clay B. Siegall President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release of Seattle Genetics, Inc. dated December 14, 2009